                                                           February 16, 1994

Recent Developments

                Set forth below is some important information regarding Hecla Mining Company which should be carefully considered by the shareholders of Equinox Resources Ltd. in deciding how to vote with respect to the Arrangement. Information contained herein should be read together with Equinox's Management Information Circular dated January 17, 1994.

New York Stock Exchange Approval

                On February 16, 1994, Hecla received notice from the New York Stock Exchange that the shares of Hecla Common Stock to be issued to Equinox shareholders in the Arrangement had been approved for listing on the New York Stock Exchange, subject to approval of the Arrangement by the Equinox shareholders and the Ontario Court of Justice (General Division).

Recent Results

                On February 3, 1994, Hecla reported its fourth quarter and year-end results for 1993. A copy of Hecla's press release announcing these results is enclosed for your information.

Granduc Mines

                On January 24, 1994, Hecla sold its entire share holdings in Granduc Mines Limited, a Vancouver British Columbia based company, by selling a total of 2,815,300 Granduc Mines Limited shares to two Toronto based companies.

Sale of Grouse Creek Joint Venture Interest

                On February 8, 1994, Great Lakes Minerals Inc. of Toronto purchased for US$13,280,857 a 20% undivided interest in Hecla's Grouse Creek Gold Project. Pursuant to the acquisition and joint venture agreements Great Lakes entered into with Hecla, Great Lakes is required to fund its 20% pro rata portion of capital expenditures required to bring the Grouse Creek Gold Project to commercial production (including its portion of capital expenditures incurred to date). In addition, these agreements provide that Great Lakes has the option at any time prior to 12 months following the commencement of commercial production at the Grouse Creek Gold Project to purchase up to an additional 10% undivided interest in the Project. Under its agreements with Hecla, Great Lakes would pay Hecla an amount estimated at approximately US$277,000 for each additional 1% undivided interest in the Grouse Creek Gold Project, and in addition fund its increased share of capital expenditures.

                Great Lakes funded the purchase of its 20% interest in the Grouse Creek Gold Project from the sale in an underwritten public offering of 17,500,000 Great Lakes Common Shares at a price of C$2.00 per Common Share for gross proceeds of C$35,000,000. Great Lakes is required to fund its portion of the capital expenditure requirements for the Grouse Creek Gold Project with the net proceeds of this offering. Pursuant to its agreements with Great Lakes, Hecla purchased 825,000 Great Lakes Common Shares at the offering price of C$2.00 per Common Share, using US$1,229,875 of the proceeds received by Hecla for the purchase of Great Lakes' interest in the Grouse Creek Gold Project. In addition, as part of this transaction, Great Lakes issued Hecla a warrant entitling Hecla to acquire up to 500,000 additional Great Lakes Common Shares at C$2.50 per share, subject to adjustment in certain circumstances.

Common Stock Issuances Related to Hecla LYONs

                As described on pages A-29 to A-30 and page A-36 of Equinox's Management Information Circular, Hecla currently has outstanding US$109,950,000 aggregate principal amount of Liquid Yield Option Notes due 2004 ("LYONs"), which are currently convertible into 20.824 shares of Hecla Common Stock per US$1,000 principal amount of LYONs. Pursuant to the terms of the indenture governing the LYONs, on June 14, 1994, holders of LYONs may require Hecla to purchase LYONs held by them (the "Put Feature") at a purchase price of US$456.39 per US$1,000 principal amount of LYONs. The purchase price may be paid, at the option of Hecla, in cash, in shares of Hecla Common Stock (valued at the market price of the Common Stock) or in Hecla Subordinated Extension Notes due 2004. Due to Hecla's need to utilize cash for planned capital expenditures, it is probable that, absent any action by Hecla, Hecla will pay for any LYONs delivered to it pursuant to the Put Feature by issuing Hecla Common Stock. Hecla is unable to predict how many LYONs it may be required to purchase pursuant to the Put Feature and Hecla cannot predict what effect the Put Feature will have on the market price of Hecla Common Stock.

                Hecla, with the assistance of its financial and legal advisors, is currently considering several alternatives with respect to how to best deal with the Put Feature.
                Among the alternatives being examined by Hecla are the sale of additional shares of Hecla Common Stock (or other Hecla securities) with the proceeds of such an offering being used to pay cash for LYONs delivered to Hecla pursuant to the Put Feature (and any remaining proceeds would be used for Hecla capital expenditures). Hecla is also considering amending certain terms of the LYONs in order to make it less likely that the Put Feature will be exercised on June 14, 1994, including changing the conversion ratio to increase the number of shares of Hecla Common Stock that would be issuable upon conversion of each LYON. If either of these alternatives is pursued, then additional shares of Hecla Common Stock could be issued, although Hecla's intent with respect to these alternatives is to issue less shares of Hecla Common Stock (other than any securities sold to raise additional funds for capital expenditures) than would be the case if Hecla was required to repurchase all of the outstanding LYONs pursuant to the Put Feature on June 14, 1994. However, as described on page A-36 of the Equinox Management Information Circular, if Hecla takes no action with respect to the Put Feature and Hecla is required to purchase all of the outstanding LYONs on June 14, 1994, based upon current market prices (US$12.25 on February 15, 1994), Hecla would have to issue approximately 4,100,000 shares of Hecla Common Stock. There can be no assurance that Hecla will determine to pursue, or be successful in pursuing, any alternative (including and in addition to the alternatives discussed above) to reduce the likelihood that the Put Feature will result in the issuance of a significant amount of Hecla Common Stock.

                For additional information with respect to the Put Feature, see pages A-29 to A-30 and A-36 of Equinox's Management Information Circular.

                      [HECLA MINING COMPANY LETTERHEAD]

                    FOURTH QUARTER REPORT TO SHAREHOLDERS
                   FOR THE QUARTER ENDING DECEMBER 31, 1993

                                FEBRUARY 3, 1994
               HECLA REPORTS FOURTH QUARTER AND YEAR-END RESULTS

     COEUR D'ALENE, IDAHO -- Hecla Mining Company (HL:NYSE) today reported a net loss of $3.8 million on revenue of $19.5 million for the fourth quarter of 1993. After a $2 million dividend to preferred shareholders, the Company's loss for the 1993 quarter amounted to $5.8 million, or 17 cents per common share. This is in contrast to a net loss of $51.1 million, or $1.65 per common share, for the same period of 1992.

     For the year, Hecla reported a net loss of $11.7 million on revenue of $84.8 million. After preferred dividends of $4.1 million, the Company's loss for 1993 amounted to $15.8 million, or 48 cents per common share. This compares with a loss of $49.3 million, or $1.60 a share, on revenue of $113.1 million for 1992. In 1992, noncash asset write-downs and reclamation accruals of $41 million made up the bulk of the loss. In 1993, similar charges to earnings accounted for $2.5 million of the loss. Total revenue for 1993 declined 25 percent compared with 1992 mainly as the result of curtailed metals production at the silver operations and lower grade ore being mined at the Republic mine. Lead and zinc, important byproducts of Hecla's silver operations, were affected by severely depressed prices with lead at an eight-year low. Reduced production and low lead and zinc prices offset the fourth quarter improvement in precious metals prices. "We are encouraged by the recent strength of the precious metals market, and that lead and zinc prices have also begun to trend upward," said Arthur Brown, chairman, president and chief executive officer.

     On December 29, 1993, the Company signed a definitive agreement to acquire Equinox Resources Ltd. (EQX:TSE) of Vancouver, British Columbia, for 0.3 of a share of Hecla common stock for each share of Equinox's outstanding common stock. Due diligence by both parties has been satisfactorily completed. The agreement will be presented for approval at a meeting of Equinox shareholders on February 25, 1994. The acquisition immediately brings Hecla 30,000 ounces of annual gold production from the American Girl mine in southern California, plus a suite of promising gold and silver exploration projects. Equinox's Rosebud deposit in northern Nevada has the potential to add more than 70,000 ounces of annual gold production to Hecla's account.

     Hecla's first operation outside the United States and Canada began production early in 1994. The La Choya mine, located in Sonora, Mexico, is expected to produce 63,000 ounces of gold in 1994. "This area of Mexico is drawing intense interest from other gold companies, and we believe our presence there positions Hecla well to participate in the future growth of mining in that country," Brown said.

     During the fourth quarter, Hecla exchanged 655,000 common shares for all the outstanding common shares of Mountain West Products in Rexburg, Idaho. The acquisition will strengthen the Company's position in the landscape products market with volcanic scoria, pumice and soil additives.

     Hecla Mining Company has its headquarters in Coeur d'Alene, Idaho. During its 103-year history, Hecla has been a leading U.S. producer of silver and lead, and more recently a significant supplier of gold and industrial minerals.

                                      -HL-
                               RESULTS IN BRIEF

                                                         Fourth Quarter                         Year Ended
(dollars in thousands, except                ---------------------------------       ---------------------------------
 per-share amounts)                          Dec. 31, 1993       Dec. 31, 1992       Dec. 31, 1993       Dec. 31, 1992
                                             -------------       -------------       -------------       -------------
Total revenue                                 $     19,482        $     19,021         $    84,812       $    113,079
Net loss                                            (3,819)            (51,131)            (11,735)           (49,289)
Loss applicable to
  common shareholders                               (5,831)            (51,131)            (15,805)           (49,289)
Loss per common share                                (0.17)              (1.65)              (0.48)             (1.60)
Sale of products
  Gold operations                                    4,831               5,250              21,375             31,733
  Silver operations                                  2,379               3,971              13,476             25,687
  Industrial minerals                               10,665               9,197              44,953             43,231
  Specialty metals                                     476                  --               2,043                 --
    Total sales                                     18,351              18,418              81,847            100,651
Gross profit (loss)
  Gold operations                                      671               1,064               5,241              6,812
  Silver operations                                 (1,795)             (3,925)             (9,329)            (7,954)
  Industrial minerals                                  889                 161               5,038              5,012
  Specialty metals                                    (210)                 --                (504)                --
    Total gross profit (loss)                         (445)             (2,700)                446              3,870
                                             ------------------------------------------------------------------------

                             AVERAGE METAL PRICES

                                                                   Fourth Quarter                         Year Ended
                                             ------------------------------------------------------------------------
                                             Dec. 31, 1993       Dec. 31, 1992       Dec. 31, 1993     Dec. 31, 1992
                                             -------------       -------------       -------------     -------------
Gold (dollars/ounce)                                $  374              $  338              $  360            $  344
Silver (dollars/ounce)                                4.60                3.74                4.30              3.94
Lead (cents/pound)                                      19                  22                  18                25
Zinc (cents/pound)                                      43                  49                  44                56

                                    (more)





           Contact Bill Booth, Manager - Investor and Public Affairs 6500 Mineral Drive * Coeur d'Alene, Idaho 83814-8788 * 208/769-4100
                              * FAX 208/769-4159

                              HECLA MINING COMPANY
                         SELECTED FINANCIAL INFORMATION
                    (in thousands, except per-share amounts)

                                                                  Fourth Quarter                            Year Ended
                                                         -------------------------------------------------------------------------
                                                         Dec. 31, 1993       Dec. 31, 1992       Dec. 31, 1993       Dec. 31, 1992
                                                         -------------       -------------       -------------       -------------
Income Statement Data:
  Sales of products                                      $      18,351         $    18,418         $    81,847         $   100,651
  Gross profit (loss)                                             (445)             (2,700)                446               3,870
  General & administrative                                       2,003               2,874               6,961               8,520
  Exploration & research                                         1,492               2,177               4,353               8,976
  Depreciation & amortization                                      167                 413                 669                 819
  Reduction in carrying value of mining properties                 200              27,928                 200              27,928
  Provision for closed operations &
    environmental matters                                        1,735              12,173               2,307              12,670
  Loss from operations                                          (6,042)            (48,265)            (14,044)            (55,043)
Other income (expense):
  Interest and other income                                      1,131                 603               2,965              12,428
  Loss on sale of investments                                       --              (2,115)               (144)             (2,115)
  Miscellaneous income (expense)                                    --                 (55)                 40                  34
  Interest expense:
    Total interest cost                                         (1,186)             (2,120)             (5,023)             (6,905)
    Less amount capitalized                                      1,306                 618               3,533               2,070
Loss before income taxes and cumulative effect
  of change in accounting principles                            (4,791)            (51,334)            (12,673)            (49,531)
Income tax benefit                                                (972)               (203)               (938)               (345)
Cumulative effect of change in accounting principles                --                  --                  --                 103
Net loss                                                        (3,819)            (51,131)            (11,735)            (49,289)
Dividends on preferred stock                                     2,012                  --               4,070                  --
Loss applicable to common shareholders                          (5,831)            (51,131)            (15,805)            (49,289)
Loss per common share                                            (0.17)              (1.65)              (0.48)              (1.60)
Weighted average number of common
  shares outstanding                                            34,016              31,587              32,915              30,866
Common shares outstanding at end of period                                                              34,583              31,587
- ----------------------------------
Cash Flow Data:
  Cash flow from operations                                                                              6,139               9,481
  Cash, cash equivalents and short-term
    investments at end of period                                                                        65,431               3,287
- ----------------------------------
                                                                                                 Dec. 31, 1993       Dec. 31, 1992
                                                                                                 -------------       -------------
Selected Balance Sheet Data:
  Total current assets                                                                              $   97,227         $    32,968
  Properties, plants and equipment, net                                                                222,870             179,827
  Total assets                                                                                         332,878             222,443
  Working capital                                                                                       77,620              20,270
  Total current liabilities                                                                             19,607              12,698
  Long-term debt                                                                                        49,489              70,382
  Total shareholders' equity                                                                           240,062             113,719
                                              ---------------------------------------------------

                                PRODUCTION DATA

                                                      Fourth Quarter                         Year Ended
                                          -------------------------------------------------------------------------
                                          Dec. 31, 1993       Dec. 31, 1992       Dec. 31, 1993       Dec. 31, 1992
                                          -------------       -------------       -------------       -------------
REPUBLIC UNIT
  Gold (oz.)                                     11,241              11,240              49,601              58,343
  Silver (oz.)                                   70,541              64,167             276,688             299,957
  Cash cost per oz. of gold                 $       248         $       194         $       207        $        176
  Full cost per oz. of gold                 $       308         $       253         $       262        $        220
LUCKY FRIDAY UNIT
  Silver (oz.)                                  474,805             547,040           2,122,738           2,031,779
  Gold (oz.)                                        242                 257                 972                 965
  Lead (tons)                                     3,930               5,460              19,795              21,336
  Zinc (tons)                                       858               1,125               4,385               4,213
  Cash cost per oz. of silver               $      6.63         $      4.47         $      5.54        $       4.12
  Full cost per oz. of silver               $      7.88         $      5.64         $      6.77        $       5.35
GREENS CREEK UNIT
  Silver (oz.)                                       --             472,793             551,107           1,959,368
  Gold (oz.)                                         --               2,183               2,826               9,094
  Lead (tons)                                        --               1,162               1,298               4,650
  Zinc (tons)                                        --               2,839               3,453              11,385
  Cash cost per oz. of silver               $        --         $      5.96         $      5.11        $       4.82
  Full cost per oz. of silver               $        --         $      7.69         $      7.16        $       6.54
OTHER (CACTUS AND MISCELLANEOUS)
  Gold (oz.)                                      1,362               3,645               7,316              29,252
  Silver (oz.)                                    4,339              20,080              24,165             439,744
TOTAL PRODUCTION & AVERAGE COSTS
  Silver (oz.)                                  549,685           1,104,080           2,974,698           4,730,848
  Gold (oz.)                                     12,845              17,325              60,715              97,654
  Lead (tons)                                     3,930               6,622              21,093              25,986
  Zinc (tons)                                       858               3,964               7,838              15,598
  Average cash cost per oz. of gold         $       249         $       191         $       212        $        188
  Average full cost per oz. of gold         $       310         $       246         $       268        $        258
  Average cash cost per oz. of silver       $      6.63         $      5.16         $      5.45        $       4.51
  Average full cost per oz. of silver       $      7.88         $      6.59         $      6.85        $       5.89


                             Contact Bill Booth, Manager - Investor and Public Affairs (208) 769-4100